EXHIBIT (a)(5)(iv)

EXHIBIT (a)(5)(iv)
INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Item 10 and Item 12 of Amendment No. 2 to Registration Statement No. 333-90189 on Schedule TO (the “Registration Statement”) and in the Offer to Purchase filed as an Exhibit to such Registration Statement, of our reports dated October 19, 1999 and October 17, 2000, which appear in the Annual Reports of Merrill Lynch Senior Floating Rate Fund II, Inc. for the period March 26, 1999 (commencement of operations) to August 31, 1999 and the year ended August 31, 2000, respectively.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
November 3, 2000